Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use in Pre-Effective Amendment No. 2 of this Prospectus and Registration Statement of SI Financial Group, Inc. on Form S-1 of our report, dated March 11, 2010, except for Note 20, as to which the date is September 9, 2010, with respect to the consolidated financial statements of SI Financial Group, Inc. as of December 31, 2009 and 2008 and for each of the years in the three-year period ended December 31, 2009, and to the use of our name and the references to us, as appearing under the headings “Legal and Tax Opinions” and “Experts” in this Prospectus and Registration Statement.

We also consent to the use in Pre-Effective Amendment No. 2 of the Office of Thrift Supervision, Application for Conversion on Form AC (Application), of our report dated March 11, 2010, except for Note 20, as to which the date is September 9, 2010, with respect to the consolidated financial statements of SI Financial Group, Inc. as of December 31, 2009 and 2008 and for each of the years in the three-year period ending December 31, 2009, appearing in the prospectus, which is part of the Application, and to references to us as appearing under the headings “Legal and Tax Opinions” and “Experts” in such prospectus.

Boston, Massachusetts

November 2, 2010